Imagis Appointments to its Management Team

Vancouver, Canada, April 11, 2002: Imagis Technologies Inc. ("Imagis"), (OTCBB: IGSTF; CDNX: NAB; Germany: IGY), developer and marketer of advanced biometric-based software, is pleased to announce the appointment of Messrs. Murray Jamieson as Vice President-Product Development & Services and Earl van As as Director of Marketing.

Mr. Jamieson possesses a proven track record in senior management, technological knowledge, and strategic leadership. Prior to joining Imagis, he was with Telus Communications and Telus Mobility where he managed the direction and deployment of all information systems to support the wireless business. In this capacity, he was a key contributor to Telus Mobility realizing a $430 million EBITDA on revenues of $900 million in 2001, one of the best performances in North America. Murray has also gained expertise in software research and development in his capacity as director and consultant in the field of international library systems. Murray holds an Associate Degree in Arts and Sciences from Capilano College and is a member of the Canadian Information Processing Society and a board member of the CIO Association of British Columbia.

Mr. van As will oversee the marketing team of Imagis and will be responsible for directing the Company's product marketing strategy in line with customer satisfaction. With over 14 years of experience, Earl possesses a valuable combination of high-level strategic vision and in-depth technical knowledge. Prior to joining Imagis, he served as Director of Marketing for Multiactive Software Inc., a leading provider of customer relationship management software. As a founding member of the team that developed the Maximizer line of contact management software, Earl led the product definition, positioning, market-driver product strategies and life cycle management of this highly successful product. Earl holds a Bachelor of Arts Degree from Simon Fraser University.

About Imagis Technologies Inc.
 Imagis (OTCBB: IGSTF; CDNX: NAB: Germany: IGY) is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has well over a hundred installations of its software in the United States, UK, Canada, and Mexico. Imagis Chairman is Oliver "Buck" Revel, who served for over 30 years in the FBI, and during his career advanced to the number two-career post of Associate Deputy Director. Visit our website at http://www.imagistechnologies.com.

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CONTACT:
Imagis Technologies Inc. Media Contact: Sandra Buschau VP Investor & Media Relations Tel: (604) 684-2449 E-mail: sandy@imagistechnologies.com http://www.imagistechnologies.com	Typhoon Capital Consultants Sanjay Sabnani, President Tel: (310) 349-2245 E-mail: sanjay@typcap.com

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